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Aerojet Rocketdyne Holdings, Inc. (Name of Registrant as Specified In Its Charter)

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The following is a memorandum and a transcript of the accompanying video message from the Chief Executive Officer of L3Harris Technologies, Inc. delivered to all employees of Aerojet Rocketdyne Holdings, Inc. on February 13, 2023:

To:	All Employees

From:	Aerojet Rocketdyne Communications

Subject:	Video Message from L3Harris Chair and Chief Executive Officer

Chris Kubasik, the Chair and Chief Executive Officer of L3Harris wanted to share some thoughts with the Aerojet Rocketdyne team about plans for Aerojet Rocketdyne to become a part of the L3Harris team.  His message can be found on the Aerojet Rocketdyne Transaction Web Page.

DATE:	February 13, 2023
TO:	Aerojet Rocketdyne Employees
SUBJECT:	VIDEO: A Message from L3Harris Chair and CEO Chris Kubasik

As Chair and CEO of L3Harris, I look forward to welcoming the talented and dedicated employees of Aerojet Rocketdyne to our company. I’m getting to know more about AJRD every day, and I continue to be impressed with the pride you all have in what you do and by your dedication to the mission of space exploration and national defense.

At L3Harris, we’re equally committed to delivering game-changing solutions that address our customers’ toughest challenges across all domains, and we are very proud of our unique position as the Trusted Disruptor in the Aerospace and Defense industry. Together, we’ll perform, grow and take innovation to a new level.

Our integration planning teams are working hard to ensure a smooth transition once the acquisition is finalized. In the meantime, I encourage you to watch the video below to learn more about the L3Harris culture, our strategic priorities and our collective excitement in joining forces with you.

VIDEO SCRIPT

Hi, I’m Chris Kubasik, Chair and CEO of L3Harris. On behalf of our colleagues around the world, we look forward to you joining our company. When completed, this acquisition will immediately benefit our customers who rely on the technology you deliver.

We recognize that Aerojet Rocketdyne is a national asset with a proven track record of innovation and excellence.

You have contributed to the most significant milestones in space exploration and discovery.

You have worked on rocket propulsion that supports America’s warfighters and enhance integrated deterrence.

L3Harris will be fortunate to have your dedication, agility and innovative thinking. We can’t wait to have you join our team.

It’s an exciting time for our company. We are quickly building our reputation as the Trusted Disruptor in the Aerospace and Defense industry.

What does that mean? It means we’re a non-traditional competitor focused on rapidly developing advanced capabilities that can adapt to growing national security threats.

And our three strategic priorities – Perform, Grow and Innovate – guide our efforts every day.

We’re performing by building upon our solid foundation and operational rigor to execute safely, on time, and with high quality for our customers.

We are winning more contracts on critical programs globally in all domains, and we’re leveraging innovation as a competitive advantage to help develop rapid solutions and stay ahead of global threats.

The addition of Aerojet Rocketdyne helps us in all of these areas.

We are passionate about our customers and excited about our purpose to create a safer and more secure future. Our two companies share very similar DNA and values, which will surely help us achieve a successful integration. Together, we will ensure that the defense industrial base and our customers have strong weapon systems and space propulsion to effectively address both current and emerging threats.

And will further promote scientific discovery and innovation through investments in hypersonics.  I’ve been in and around the defense industry for over 35 years and I’ve always admired Aerojet Rocketdyne and its heritage companies.  When this deal is finalized, we will keep the AR name to honor its legacy of innovation and excellence. It couldn’t be a better time for use to join forces. I’m looking forward to our future together. Thank you.